Exhibit 8.1

[Reinhart Boerner Van Deuren logo]

June 3, 2005

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, WI 53202

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the "Registration Statement") of Marshall & Ilsley Corporation, a Wisconsin corporation ("M&I"), relating to the proposed merger of LAH Merger Corp., a Michigan corporation and direct wholly-owned subsidiary of M&I, with and into Med-i-Bank, Inc., a Michigan corporation.

We have participated in the preparation of the discussion set forth in the section of the Registration Statement entitled "Material Federal Income Tax Consequences of the Merger."  In our opinion, such discussion, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours very truly,

REINHART BOERNER VAN DEUREN s.c.

BY  /s/ John L. Schliesmann

John L. Schliesmann